Exhibit 4.1

CODE OF CONDUCT

OF

SHINER INTERNATIONAL, INC.

Table of Contents

INTRODUCTION	1

COMPLIANCE IS EVERYONE'S BUSINESS	1

YOUR RESPONSIBILITIES TO THE COMPANY AND ITS STOCKHOLDERS	2

General Standards of Conduct	2
Applicable Laws	2
Conflicts of Interest	2
Employment/Outside Employment	2
Outside Directorships	3
Business Interests	3
Related Parties	3
Other Situations	3
Corporate Opportunities	4
Protecting the Company's Confidential Information	4
Proprietary Information and Invention Agreement	4
Disclosure of Company Confidential Information	4
Requests by Regulatory Authorities	4
Company Spokespeople	5
Obligations Under Securities Laws-"Insider" Trading	5
Prohibition Against Short Selling of Company Stock	6
Use of Company's Assets	6
General	6
Physical Access Control	6
Company Funds	6
Computers and Other Equipment	7
Software	7
Electronic Usage	7
Maintaining and Managing Records	7
Records on Legal Hold	8
Payment Practices	8
Accounting Practices	8
Political Contributions	8
Prohibition of Inducements	8
Foreign Corrupt Practices Act	9

RESPONSIBILITIES TO OUR CUSTOMERS AND OUR SUPPLIERS	9

Customer Relationships	9
Payments or Gifts from Others	9
Publications of Others	10
Handling the Confidential Information of Others	10
Appropriate Nondisclosure Agreements	10
Need-to-Know	11
Notes and Reports	11
Competitive Information	11

Selecting Suppliers	11
Government Relations	11
Lobbying	11

Government Contracts	12
Free and Fair Competition	12
Industrial Espionage	13

WAIVERS	13

DISCIPLINARY ACTIONS	13

ACKNOWLEDGMENT OF RECEIPT OF CODE OF CONDUCT	13

I. INTRODUCTION

This Code of Conduct helps ensure compliance with legal requirements and our standards of business conduct. This Code of Conduct applies to directors, officers and employees of the Company. Therefore, all Company directors, officers and employees are expected to read and understand this Code of Conduct, uphold these standards in day-to-day activities, comply with all applicable policies and procedures, and ensure that all agents and contractors are aware of, understand and adhere to these standards.

Because the principles described in this Code of Conduct are general in nature, you should also review all applicable Company policies and procedures for more specific instruction, and contact the Chairman’s Office (“CO”) if you have any questions.

Nothing in this Code of Conduct, in any Company policies and procedures, or in other related communications (verbal or written) creates or implies an employment contract or term of employment.

We are committed to continuously reviewing and updating our policies and procedures. Therefore, this Code of Conduct is subject to modification. This Code of Conduct supersedes all other such codes, policies, procedures, instructions, practices, rules or written or verbal representations to the extent they are inconsistent.

Please sign the acknowledgment form at the end of this Code of Conduct and return the form to the CO indicating that you have received, read, understand and agree to comply with the Code of Conduct.

The signed acknowledgment form will be located in your personnel file.

II. COMPLIANCE IS EVERYONE'S BUSINESS

Ethical business conduct is critical to our business. As a director, officer or employee, your responsibility is to respect and adhere to these practices. Many of these practices reflect legal or regulatory requirements. Violations of these laws and regulations can create significant liability for you, the Company, its directors, officers, and other employees.

Part of your job and ethical responsibility is to help enforce this Code of Conduct. You should be alert to possible violations and report possible violations to the CO.

You must cooperate in any internal or external investigations of possible violations.

Reprisal, threats, retribution or retaliation against any person who has in good faith reported a violation or a suspected violation of law, this Code of Conduct or other Company policies, or against any person who is assisting in any investigation or process with respect to such a violation, is prohibited.

Violations of law, this Code of Conduct, or other Company policies or procedures should be reported to the CO.

Violations of law, this Code of Conduct or other Company policies or procedures by Company directors, officers or employees can lead to disciplinary action up to and including termination.

In trying to determine whether any given action is appropriate, use the following test. Imagine that the words you are using or the action you are taking is going to be fully disclosed in the media with all the details, including your photo. If you are uncomfortable with the idea of this information being made public, perhaps you should think again about your words or your course of action.

In all cases, if you are unsure about the appropriateness of an event or action, please seek assistance in interpreting the requirements of these practices by contacting the CO.

III. YOUR RESPONSIBILITIES TO THE COMPANY AND ITS STOCKHOLDERS

A. General Standards of Conduct

The Company expects all directors, officers, employees, agents and contractors to exercise good judgment to ensure the safety and welfare of employees, agents and contractors and to maintain a cooperative, efficient, positive, harmonious and productive work environment and business organization. These standards apply while working on our premises, at offsite locations where our business is being conducted, at Company-sponsored business and social events, or at any other place where you are a representative of the Company. Directors, officers, employees, agents or contractors who engage in misconduct or whose performance is unsatisfactory may be subject to corrective action, up to and including termination.

B. Applicable Laws

All Company directors, officers, employees, agents and contractors must comply with all applicable laws, regulations, rules and regulatory orders. Company directors, officers and employees located outside of the United States must comply with laws, regulations, rules and regulatory orders of the United States, including the Foreign Corrupt Practices Act, in addition to applicable local laws. Each director, officer, employee, agent and contractor must acquire appropriate knowledge of the requirements relating to his or her duties sufficient to enable him or her to recognize potential dangers and to know when to seek advice from the CO on specific Company policies and procedures. Violations of laws, regulations, rules and orders may subject the director, officer, employee, agent or contractor to individual criminal or civil liability, as well as to discipline by the Company. Such individual violations may also subject the Company to civil or criminal liability or the loss of business.

C. Conflicts of Interest

Each of us has a responsibility to the Company, our stockholders and each other. Although this duty does not prevent us from engaging in personal transactions and investments, it does demand that we avoid situations where a conflict of interest might occur or appear to occur. The Company is subject to scrutiny from many different individuals and organizations. We should always strive to avoid even the appearance of impropriety. What constitutes conflict of interest? A conflict of interest exists where the interests or benefits of one person or entity conflict with the interests or benefits of the Company.

Examples include:

(i) Employment/Outside Employment. In consideration of your appointment or employment with the Company, you are expected to devote your full attention to the business interests of the Company. You are prohibited from engaging in any activity that interferes with your performance or responsibilities to the Company or is otherwise in conflict with or prejudicial to the Company. Our policies prohibit any director, officer or employee from accepting simultaneous employment with a Company supplier, customer, developer or competitor, or from taking part in any activity that enhances or supports a competitor's position. Additionally, you must disclose to the Company any interest that you have that may conflict with the business of the Company. If you have any questions on this requirement, you should contact your supervisor or the CO.

(ii) Outside Directorships. It is a conflict of interest to serve as a director of any company that competes with the Company. Although you may serve as a director of a Company supplier, customer, developer, or other business partner, our policy requires that you first obtain approval from the Company's Board of Directors before accepting a directorship. Any compensation you receive should be commensurate to your responsibilities.

Such approval may be conditioned upon the completion of specified actions.

(iii) Business Interests. If you are considering investing in a Company customer, supplier or competitor, you must first take great care to ensure that these investments do not compromise your responsibilities to the Company. Many factors should be considered in determining whether a conflict exists, including the size and nature of the investment; your ability to influence the Company’s decisions; your access to confidential information of the Company or of the other company; and the nature of the relationship between the Company and the other company.

(iv) Related Parties. As a general rule, you should avoid conducting Company business with a relative or significant other, or with a business in which a relative or significant other is associated in any significant role. Relatives include spouse, sister, brother, daughter, son, mother, father, grandparents, aunts, uncles, nieces, nephews, cousins, step relationships, and in-laws. Significant others include persons living in a spousal (including same sex) or familial fashion with an employee.

If such a related party transaction is unavoidable, you must fully disclose the nature of the related party transaction to the Company's Chief Executive Officer. If determined to be material to the Company by the Chief Executive Officer, the Company's Audit Committee must review and approve in writing in advance such related party transactions. The most significant related party transactions, particularly those involving the Company's directors or executive officers, must be reviewed and approved in writing in advance by the Company's Board of Directors. The Company must report all such material related party transactions under applicable accounting rules, federal securities laws, and SEC rules and regulations, and securities market rules. Any dealings with a related party must be conducted in such a way that no preferential treatment is given to this business.

The Company discourages the employment of relatives and significant others in positions or assignments within the same department and prohibits the employment of such individuals in positions that have a financial dependence or influence (e.g., an auditing or control relationship, or a supervisor/subordinate relationship). The purpose of this policy is to prevent the organizational impairment and conflicts that are a likely outcome of the employment of relatives or significant others, especially in a supervisor/subordinate relationship. If a question arises about whether a relationship is covered by this policy, the CO or the Company Chairman’s designee is responsible for determining whether an applicant or transferee's acknowledged relationship is covered by this policy. The CO or the Company Chairman’s designee shall advise all affected applicants and transferees of this policy. Willful withholding of information regarding a prohibited relationship/reporting arrangement may be subject to corrective action, up to and including termination. If a prohibited relationship exists or develops between two employees, the employee in the senior position must bring this to the attention of his/her supervisor. The Company retains the prerogative to separate the individuals at the earliest possible time, either by reassignment or by termination, if necessary.

(v) Other Situations. Because other conflicts of interest may arise, it would be impractical to attempt to list all possible situations. If a proposed transaction or situation raises any questions or doubts in your mind you should consult the CO.

D. Corporate Opportunities

Employees, officers, directors and agents may not exploit for their own personal gain opportunities that are discovered through the use of corporate property, information or position unless the opportunity is disclosed fully in writing to the Company’s Board of Directors and the Board of Directors declines to pursue such opportunity.

E. Protecting the Company's Confidential Information

The Company's confidential information is a valuable asset. The Company’s confidential information includes our database of customer contacts; names and lists of customers, suppliers and employees; and financial information. This information is the property of the Company and may be protected by patent, trademark, copyright and trade secret laws. All confidential information must be used for Company business purposes only. Every director, officer, employee, agent and contractor must safeguard it.

THIS RESPONSIBILITY INCLUDES NOT DISCLOSING THE COMPANY CONFIDENTIAL INFORMATION SUCH AS INFORMATION REGARDING THE COMPANY'S PRODUCTS OR BUSINESS OVER THE INTERNET.

You are also responsible for properly labeling any and all documentation shared with or correspondence sent to the CO or outside counsel as "Attorney-Client Privileged." This responsibility includes the safeguarding, securing and proper disposal of confidential information in accordance with the Company's policy on Maintaining and Managing Records set forth in Section III.I of this Code of Conduct. This obligation extends to confidential information of third parties, which the Company has rightfully received under Non-Disclosure Agreements. See the Company's policy dealing with Handling Confidential Information of Others set forth in Section IV.D of this Code of Conduct.

(i) Proprietary Information and Invention Agreement. When you joined the Company, you may have signed an agreement to protect and hold confidential the Company's proprietary information. This agreement remains in effect for as long as you work for the Company and after you leave the Company. Under this agreement, you may not disclose the Company's confidential information to anyone or use it to benefit anyone other than the Company without the prior written consent of an authorized Company officer.

(ii) Disclosure of Company Confidential Information. To further the Company's business, from time to time our confidential information may be disclosed to potential business partners. However, such disclosure should never be done without carefully considering its potential benefits and risks. If you determine in consultation with your manager and other appropriate Company management that disclosure of confidential information is necessary, you must then contact the CO to ensure that an appropriate written nondisclosure agreement is signed prior to the disclosure. The Company has standard nondisclosure agreements suitable for most disclosures. You must not sign a third party's nondisclosure agreement or accept changes to the Company's standard nondisclosure agreements without review and approval by the Company's CO. In addition, all Company materials that contain Company confidential information, including presentations, must be reviewed and approved by the CO prior to publication or use.

(iii) Requests by Regulatory Authorities. The Company and its directors, officers, employees, agents and contractors must cooperate with appropriate government inquiries and investigations. In this context, however, it is important to protect the legal rights of the Company with respect to its confidential information. All government requests for information, documents or investigative interviews must be referred to the CO. No financial information may be disclosed without the prior approval of the Chief Financial Officer.

(iv) Company Spokespeople. Specific policies have been established regarding who may communicate information to the press and the financial analyst community. All inquiries or calls from the press and financial analysts should be referred to the CO or the Company Chairman or his designee. The Company has designated its Chairman as official Company spokespeople for financial matters. The Company has designated its Chairman or his designee as official Company spokespeople for marketing, technical and other such information. These designees are the only people who may communicate with the press on behalf of the Company.

F. Obligations Under Securities Laws -"Insider" Trading

Obligations under the United States securities laws apply to everyone. In the normal course of business, officers, directors, employees, agents, contractors and consultants of the Company may come into possession of significant, sensitive information. This information is the property of the Company -- you have been entrusted with it. You may not profit from it by buying or selling securities yourself, or passing on the information to others to enable them to profit or for them to profit on your behalf. The purpose of this policy is both to inform you of your legal responsibilities and to make clear to you that the misuse of sensitive information is contrary to Company policy and United States securities laws.

Insider trading is a crime, penalized by fines of up to $5,000,000 and 20 years in jail for individuals. In addition, the securities regulators may seek the imposition of a civil penalty of up to three times the profits made or losses avoided from the trading. Insider traders must also disgorge any profits made, and are often subjected to an injunction against future violations. Finally, insider traders may be subjected to civil liability in private lawsuits.

Employers and other controlling persons (including supervisory personnel) are also at risk under United States securities laws. Controlling persons may, among other things, face penalties of the greater of $5,000,000 or three times the profits made or losses avoided by the trader if they recklessly fail to take preventive steps to control insider trading.

Thus, it is important both to you and the Company that insider-trading violations not occur. You should be aware that stock market surveillance techniques are becoming increasingly sophisticated, and the chance that United States federal or other regulatory authorities will detect and prosecute even small-level trading is significant. Insider trading rules are strictly enforced, even in instances when the financial transactions seem small. You should contact the Company’s U.S. legal counsel, Saul Ewing LLP (William Uchimoto at wuchimoto@saul.com), if you are unsure as to whether or not you are free to trade.

The Company has imposed a trading blackout period on members of the Board of Directors, executive officers and certain designated employees who, as a consequence of their position with the Company, are more likely to be exposed to material nonpublic information about the Company. These directors, executive officers and employees generally may not trade in Company securities during the blackout periods. The Company will make available a list of blackout periods to all employees.

Additionally, all directors and officers, before they engage in any purchase or sale of Company securities, must notify the Company’s legal counsel, Saul Ewing LLP (William Uchimoto at wuchimoto@saul.com) of such intent to trade, and seek counsel’s written approval via email before engaging in any trading. All directors and officers must email counsel to report executed trades so that counsel may timely file appropriate disclosure forms with the United States Securities and Exchange Commission.

Directors, officers, employees, agents and contractors of the Company who violate insider trading rules and/or the Company’s blackout period policy are subject to disciplinary action by the Company, which may include termination of employment or of business relationship. All questions regarding the Company's Insider Trading Compliance Program should be directed to the CO or Saul Ewing LLP (William Uchimoto at wuchimoto@saul.com).

G. Prohibition against Short Selling of Company Stock

No Company director, officer or other employee, agent or contractor may, directly or indirectly, sell any equity security, including derivatives, of the Company if he or she (1) does not own the security sold, or (2) if he or she owns the security, does not deliver it against such sale (a "short sale against the box") within twenty days thereafter, or does not within five days after such sale deposit it in the mails or other usual channels of transportation. No Company director, officer or other employee, agent or contractor may engage in short sales. A short sale, as defined in this policy, means any transaction whereby one may benefit from a decline in the Company's stock price. While securities law does not prohibit employees who are not executive officers or directors from engaging in short sales of Company securities, the Company has adopted as policy that employees may not do so.

H. Use of Company's Assets

(i) General. Protecting the Company's assets is a key fiduciary responsibility of every director, officer, employee, agent and contractor. Care should be taken to ensure that assets are not misappropriated, loaned to others, or sold or donated, without appropriate authorization. All Company directors, officers, employees, agents and contractors are responsible for the proper use of Company assets, and must safeguard such assets against loss, damage, misuse or theft.

Directors, officers, employees, agents or contractors who violate any aspect of this policy or who demonstrate poor judgment in the manner in which they use any Company asset may be subject to disciplinary action, up to and including termination of employment or business relationship at the Company's sole discretion. Company equipment and assets are to be used for Company business purposes only. Directors, officers, employees, agents and contractors may not use Company assets for personal use, nor may they allow any other person to use Company assets. All questions regarding this policy should be brought to the attention of the CO.

(ii) Physical Access Control. The Company has and will continue to develop procedures covering physical access control to ensure privacy of communications, maintenance of the security of the Company communication equipment, and safeguard Company assets from theft, misuse and destruction. You are personally responsible for complying with the level of access control that has been implemented in the facility where you work on a permanent or temporary basis. You must not defeat or cause to be defeated the purpose for which the access control was implemented.

(iii) Company Funds. Every Company director, officer or employee is personally responsible for all Company funds over which he or she exercises control. Company agents and contractors should not be allowed to exercise control over Company funds. Company funds must be used only for Company business purposes. Every Company director, officer, employee, agent and contractor must take reasonable steps to ensure that the Company receives good value for Company funds spent, and must maintain accurate and timely records of each and every expenditure. Expense reports must be accurate and submitted in a timely manner. Company directors, officers, employees, agents and contractors must not use Company funds for any personal purpose.

(iv) Computers and Other Equipment. The Company strives to furnish directors, officers and employees with the equipment necessary to efficiently and effectively do their jobs. You must care for that equipment and use it responsibly only for Company business purposes. If you use Company equipment at your home or off site, take precautions to protect it from theft or damage, just as if it were your own. If the Company no longer employs you, you must immediately return all Company equipment. While computers and other electronic devices are made accessible to directors, officers and employees to assist them to perform their jobs and to promote Company's interests, all such computers and electronic devices, whether used entirely or partially on the Company's premises or with the aid of the Company's equipment or resources, must remain fully accessible to the Company and, to the maximum extent permitted by law, will remain the sole and exclusive property of the Company.

Directors, officers, employees, agents and contractors should not maintain any expectation of privacy with respect to information transmitted over, received by, or stored in any electronic communications device owned, leased, or operated in whole or in part by or on behalf of the Company. To the extent permitted by applicable law, the Company retains the right to gain access to any information received by, transmitted by, or stored in any such electronic communications device, by and through its directors, officers, employees, agents, contractors, or representatives, at any time, either with or without a director’s, officer’s, employee's or third party's knowledge, consent or approval.

(v) Software. All software used by directors, officers and employees to conduct Company business must be appropriately licensed. Never make or use illegal or unauthorized copies of any software, whether in the office, at home, or on the road, since doing so may constitute copyright infringement and may expose you and the Company to potential civil and criminal liability. In addition, use of illegal or unauthorized copies of software may subject the director, officer and employee to disciplinary action, up to and including termination. The Company may inspect Company computers periodically to verify that only approved and licensed software has been installed. Any non-licensed/supported software will be removed.

(vi) Electronic Usage. The purpose of this policy is to make certain that directors, officers and employees utilize electronic communication devices in a legal, ethical, and appropriate manner. This policy addresses the Company's responsibilities and concerns regarding the fair and proper use of all electronic communications devices within the organization, including computers, e-mail, connections to the Internet, intranet and extranet and any other public or private networks, voice mail, video conferencing, facsimiles, and telephones. Posting or discussing information concerning the Company's products or business on the Internet without the prior written consent of the CO is prohibited. Any other form of electronic communication used by directors, officers or employees currently or in the future is also intended to be encompassed under this policy. It is not possible to identify every standard and rule applicable to the use of electronic communications devices. Directors, officers and employees are therefore encouraged to use sound judgment whenever using any feature of our communications systems. You are expected to review, understand and follow such policies and procedures.

I. Maintaining and Managing Records

The purpose of this policy is to set forth and convey the Company's business and legal requirements in managing records, including all recorded information regardless of medium or characteristics. Records include paper documents, CDs, computer hard disks, email, floppy disks, microfiche, microfilm or all other media. Local, state, federal, foreign and other applicable laws, rules and regulations require the Company to retain certain records and to follow specific guidelines in managing its records. Civil and criminal penalties for failure to comply with such guidelines can be severe for directors, officers, employees, agents, contractors and the Company, and failure to comply with such guidelines may subject the director, officer, employee, agent or contractor to disciplinary action, up to and including termination of employment or business relationship at the Company's sole discretion. All original executed documents that evidence contractual commitments or other obligations of the Company must be forwarded to the CO promptly upon completion. Such documents will be maintained and retained in accordance with the Company’s record retention policies.

J. Records on Legal Hold

A legal hold suspends all document destruction procedures in order to preserve appropriate records under special circumstances, such as litigation or government investigations. The CO determines and identifies what types of Company records or documents are required to be placed under a legal hold. Every Company director, officer, employee, agent and contractor must comply with this policy. Failure to comply with this policy may subject the director, officer, employee, agent or contractor to disciplinary action, up to and including termination of employment or business relationship at the Company's sole discretion.

The CO will notify you if a legal hold is placed on records for which you are responsible. You then must preserve and protect the necessary records in accordance with instructions from the Company's Law Affairs Department.

RECORDS OR SUPPORTING DOCUMENTS THAT HAVE BEEN PLACED UNDER A LEGAL HOLD MUST NOT BE DESTROYED, ALTERED OR MODIFIED UNDER ANY CIRCUMSTANCES.

A legal hold remains effective until it is officially released in writing by the CO.

If you are unsure whether a document has been placed under a legal hold, you should preserve and protect that document while you check with the CO. If you have any questions about this policy you should contact the CO.

K. Payment Practices

(i) Accounting Practices. The Company's responsibilities to its stockholders and the investing public require that all transactions be fully and accurately recorded in the Company's books and records in compliance with all applicable laws. False or misleading entries, unrecorded funds or assets, or payments without appropriate supporting documentation and approval are strictly prohibited and violate Company policy and the law.

Additionally, all documentation supporting a transaction should fully and accurately describe the nature of the transaction and be processed in a timely fashion.

(ii) Political Contributions. The Company reserves the right to communicate its position on important issues to elected representatives and other government officials. It is the Company's policy to comply fully with all local, state, federal, foreign and other applicable laws, rules and regulations regarding political contributions. The Company's funds or assets must not be used for, or be contributed to, political campaigns or political practices under any circumstances without the prior written approval of the CO and, if required, the Board of Directors.

(iii) Prohibition of Inducements. Under no circumstances may directors, officers, employees, agents or contractors offer to pay, make payment, promise to pay, or issue authorization to pay any money, gift, or anything of value to customers, vendors, consultants, etc. that is perceived as intended, directly or indirectly, to improperly influence any business decision, any act or failure to act, any commitment of fraud, or opportunity for the commission of any fraud. Inexpensive gifts, infrequent business meals, celebratory events and entertainment, provided that they are not excessive or create an appearance of impropriety, do not violate this policy. Questions regarding whether a particular payment or gift violates this policy should be directed to the CO.

L. Foreign Corrupt Practices Act

The Company requires full compliance with the Foreign Corrupt Practices Act (FCPA) by all of its directors, officers, employees, agents, and contractors.

The anti-bribery and corrupt payment provisions of the FCPA make illegal any corrupt offer, payment, promise to pay, or authorization to pay any money, gift, or anything of value to any foreign official, or any foreign political party, candidate or official, for the purpose of: influencing any act or failure to act, in the official capacity of that foreign official or party; or inducing the foreign official or party to use influence to affect a decision of a foreign government or agency, in order to obtain or retain business for anyone, or direct business to anyone.

All Company directors, officers, employees, agents and contractors whether located in the United States or abroad, are responsible for FCPA compliance and the procedures to ensure FCPA compliance.

All managers and supervisory personnel are expected to monitor continued compliance with the FCPA to ensure compliance with the highest moral, ethical and professional standards of the Company. FCPA compliance includes the Company's policy on Maintaining and Managing Records in Section III.I of this Code of Conduct.

Laws in most countries outside of the United States also prohibit or restrict government officials or employees of government agencies from receiving payments, entertainment, or gifts for the purpose of winning or keeping business. No contract or agreement may be made with any business in which a government official or employee holds a significant interest, without the prior approval of the CO.

IV. RESPONSIBILITIES TO OUR CUSTOMERS AND OUR SUPPLIERS

A. Customer Relationships

If your job puts you in contact with any Company customers or potential customers, it is critical for you to remember that you represent the Company to the people with whom you are dealing. Act in a manner that creates value for our customers and helps to build a relationship based upon trust. The Company and its employees have provided products and services for many years and have built up significant goodwill over that time. This goodwill is one of our most important assets, and the Company employees, agents and contractors must act to preserve and enhance our reputation.

B. Payments or Gifts from Others

Under no circumstances may directors, officers, employees, agents or contractors accept any offer, payment, promise to pay, or authorization to pay any money, gift, or anything of value from customers, vendors, consultants, etc. that is perceived as intended, directly or indirectly, to influence any business decision, any act or failure to act, any commitment of fraud, or opportunity for the commission of any fraud. Inexpensive gifts, infrequent business meals, celebratory events and entertainment, provided that they are not excessive or create an appearance of impropriety, do not violate this policy. Questions regarding whether a particular payment or gift violates this policy are to be directed to the CO.

Gifts given by the Company to suppliers or customers or received from suppliers or customers should always be appropriate to the circumstances and should never be of a kind that could create an appearance of impropriety. The nature and cost must always be accurately recorded in the Company's books and records.

C. Publications of Others

The Company subscribes to many publications that help directors, officers and employees do their jobs better. These include newsletters, reference works, online reference services, magazines, books, and other digital and printed works. Copyright law generally protects these works, and their unauthorized copying and distribution constitute copyright infringement. You must first obtain the consent of the publisher of a publication before copying publications or significant parts of them. When in doubt about whether you may copy a publication, consult the CO.

D. Handling the Confidential Information of Others

The Company has many kinds of business relationships with many companies and individuals. Sometimes, they will volunteer confidential information about their products or business plans to induce the Company to enter into a business relationship. At other times, we may request that a third party provide confidential information to permit the Company to evaluate a potential business relationship with that party. Whatever the situation, we must take special care to handle the confidential information of others responsibly. We handle such confidential information in accordance with our agreements with such third parties. See also the Company's policy on Maintaining and Managing Records in Section III.I of this Code of Conduct.

(i) Appropriate Nondisclosure Agreements. Confidential information may take many forms. An oral presentation about a company's product development plans may contain protected trade secrets. A customer list or employee list may be a protected trade secret. A demo of an alpha version of a company's new software may contain information protected by trade secret and copyright laws.

You should never accept information offered by a third party that is represented as confidential, or which appears from the context or circumstances to be confidential, unless an appropriate nondisclosure agreement has been signed with the party offering the information.

THE CO CAN PROVIDE NONDISCLOSURE AGREEMENTS TO FIT ANY PARTICULAR SITUATION, AND WILL COORDINATE APPROPRIATE EXECUTION OF SUCH AGREEMENTS ON BEHALF OF THE COMPANY.

Even after a nondisclosure agreement is in place, you should accept only the information necessary to accomplish the purpose of receiving it, such as a decision on whether to proceed to negotiate a deal. If more detailed or extensive confidential information is offered and it is not necessary, for your immediate purposes, it should be refused.

(ii) Need-to-Know. Once a third party's confidential information has been disclosed to the Company, we have an obligation to abide by the terms of the relevant nondisclosure agreement and limit its use to the specific purpose for which it was disclosed and to disseminate it only to other Company employees with a need to know the information. Every director, officer, employee, agent and contractor involved in a potential business relationship with a third party must understand and strictly observe the restrictions on the use and handling of confidential information. When in doubt, consult the CO.

(iii) Notes and Reports. When reviewing the confidential information of a third party under a nondisclosure agreement, it is natural to take notes or prepare reports summarizing the results of the review and, based partly on those notes or reports, to draw conclusions about the suitability of a business relationship. Notes or reports, however, can include confidential information disclosed by the other party and so should be retained only long enough to complete the evaluation of the potential business relationship. Subsequently, they should be either destroyed or turned over to the CO for safekeeping or destruction. They should be treated just as any other disclosure of confidential information is treated: marked as confidential and distributed only to those Company employees with a need to know.

(iv) Competitive Information. You should never attempt to obtain a competitor's confidential information by improper means, and you should especially never contact a competitor regarding their confidential information. While the Company may, and does, employ former employees of competitors, we recognize and respect the obligations of those employees not to use or disclose the confidential information of their former employers.

E. Selecting Suppliers

The Company's suppliers make significant contributions to our success. To create an environment where our suppliers have an incentive to work with the Company, they must be confident that they will be treated lawfully and in an ethical manner. The Company's policy is to purchase supplies based on need, quality, service, price and terms and conditions. The Company's policy is to select significant suppliers or enter into significant supplier agreements though a competitive bid process where possible. Under no circumstances should any Company director, officer, employee, agent or contractor attempt to coerce suppliers in any way. The confidential information of a supplier is entitled to the same protection as that of any other third party and must not be received before an appropriate nondisclosure agreement has been signed. A supplier's performance should never be discussed with anyone outside the Company. A supplier to the Company is generally free to sell its products or services to any other party, including competitors of the Company. In some cases where the products or services have been designed, fabricated, or developed to our specifications the agreement between the parties may contain restrictions on sales.

F. Government Relations

It is the Company's policy to comply fully with all applicable laws and regulations governing contact and dealings with government employees and public officials, and to adhere to high ethical, moral and legal standards of business conduct. This policy includes strict compliance with all local, state, federal, foreign and other applicable laws, rules and regulations.

If you have any questions concerning government relations you should contact the CO.

G. Lobbying

Directors, officers, employees , agents or contractors whose work requires lobbying communication with any member or employee of a legislative body or with any government official or employee in the formulation of legislation must have prior written approval of such activity from the CO. Activity covered by this policy includes meetings with legislators or members of their staffs or with senior executive branch officials. Preparation, research, and other background activities that are done in support of lobbying communication are also covered by this policy even if the communication ultimately is not made.

H. Government Contracts

It is the Company's policy to comply fully with all applicable laws and regulations that apply to government contracting. It is also necessary to strictly adhere to all terms and conditions of any contract with local, state, federal, foreign or other applicable governments.

The CO or the Company Chairman’s designee must review and approve all contracts with any government entity.

I. Free and Fair Competition

Most countries have well-developed bodies of law designed to encourage and protect free and fair competition. The Company is committed to obeying both the letter and spirit of these laws. The consequences of not doing so can be severe for all of us. These laws often regulate the Company's relationships with its distributors, resellers, dealers, and customers. Competition laws generally address the following areas: pricing practices (including price discrimination), discounting, terms of sale, credit terms, promotional allowances, secret rebates, exclusive dealerships or distributorships, product bundling, restrictions on carrying competing products, termination, and many other practices.

Competition laws also govern, usually quite strictly, relationships between the Company and its competitors. As a general rule, contacts with competitors should be limited and should always avoid subjects such as prices or other terms and conditions of sale, customers, and suppliers. Employees, agents or contractors of the Company may not knowingly make false or misleading statements regarding its competitors or the products of its competitors, customers or suppliers. Participating with competitors in a trade association or in a standards creation body is acceptable when the association has been properly established, has a legitimate purpose, and has limited its activities to that purpose.

No director, officer, employee, agent or contractor shall at any time or under any circumstances enter into an agreement or understanding, written or oral, express or implied, with any competitor concerning prices, discounts, other terms or conditions of sale, profits or profit margins, costs, allocation of product or geographic markets, allocation of customers, limitations on production, boycotts of customers or suppliers, or bids or the intent to bid or even discuss or exchange information on these subjects. In some cases, legitimate joint ventures with competitors may permit exceptions to these rules as may bona fide purchases from or sales to competitors on non-competitive products, but the CO or the Company Chairman’s designee must review all such proposed ventures in advance. These prohibitions are absolute and strict observance is required.

Collusion among competitors is illegal, and the consequences of a violation are severe. Although the spirit of these laws, known as "antitrust," "competition," or "consumer protection" or unfair competition laws, is straightforward, their application to particular situations can be quite complex. To ensure that the Company complies fully with these laws, each of us should have a basic knowledge of them and should involve the CO or the Company Chairman’s designee early on when questionable situations arise.

J. Industrial Espionage

It is the Company's policy to lawfully compete in the marketplace. This commitment to fairness includes respecting the rights of our competitors and abiding by all applicable laws in the course of competing. The purpose of this policy is to maintain the Company's reputation as a lawful competitor and to help ensure the integrity of the competitive marketplace. The Company expects its competitors to respect our rights to compete lawfully in the marketplace, and we must respect their rights equally. Company directors, officers, employees, agents and contractors may not steal or unlawfully use the information, material, products, intellectual property, or proprietary or confidential information of anyone including suppliers, customers, business partners or competitors.

V. WAIVERS

Any waiver of any provision of this Code of Conduct for a member of the Company’s Board of Directors or an executive officer must be approved in writing by the Company’s Board of Directors and promptly disclosed. Any waiver of any provision of this Code of Conduct with respect to any other employee, agent or contractor must be approved in writing by the Company Chairman or his designee.

VI. DISCIPLINARY ACTIONS

The matters covered in this Code of Conduct are of the utmost importance to the Company, its stockholders and its business partners, and are essential to the Company's ability to conduct its business in accordance with its stated values. We expect all of our directors, officers, employees, agents, contractors and consultants to adhere to these rules in carrying out their duties for the Company.

The Company will take appropriate action against any director, officer, employee, agent, contractor or consultant whose actions are found to violate these policies or any other policies of the Company. Disciplinary actions may include immediate termination of employment or business relationship at the Company's sole discretion. Where the Company has suffered a loss, it may pursue its remedies against the individuals or entities responsible. Where laws have been violated, the Company will cooperate fully with the appropriate authorities.

VII. ACKNOWLEDGMENT OF RECEIPT OF CODE OF CONDUCT

I have received and read the Company's Code of Conduct. I understand the standards and policies contained in the Company Code of Conduct and understand that there may be additional policies or laws specific to my job. I further agree to comply with the Company Code of Conduct.

If I have questions concerning the meaning or application of the Company Code of Conduct, any Company policies, or the legal and regulatory requirements applicable to my job, I know I can consult my supervisor and/or a representative of the CO, knowing that my questions or reports to these sources will be maintained in confidence. I acknowledge that I may report violations of the Code of Conduct to the CO.

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Signature

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Printed name of Director, Officer or Employee

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Date

Please sign and return this form to the Chairman’s Office.